Exhibit 4.8

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of September 24, 2012, is made and entered into by and among USA SYNTHETIC FUEL CORPORATION, a corporation existing under the laws of the State of Delaware (the "Company"), STRATIVE CAPITAL, LTD., a corporation existing under the laws of the Province of Ontario, Canada, and each other Person who executes a joinder agreement in substantially the form of Exhibit A attached hereto (collectively, the "Investors" and each individually, an "Investor"). The Company and the Investors are collectively referred to in this Agreement as the “Parties” and individually as a “Party”.

Recitals

WHEREAS, the Company and the Investor are parties to a Unit Purchase Agreement of even date herewith (the "Purchase Agreement"), pursuant to which the Investor is purchasing $5,000,000 of 4% subordinated secured convertible notes due August 31, 2017 of the Company (the “Convertible Notes”) and a common stock purchase warrant (the “Warrant”) granting the holders thereof the right to purchase an aggregate of 10,312,500 shares of Common Stock (as defined below) of the Company upon the terms and conditions set forth in the Warrant; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, and pursuant to the terms of the Purchase Agreement, the Parties desire to enter into this Agreement in order to grant certain registration rights to the Investors as set forth below.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the Parties agree as follows:

1.           Definitions.  As used herein, the following terms shall have the following meanings.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Board" means the board of directors of the Company (and any successor governing body of the Company or any successor of the Company).

"Common Stock" means the common stock, par value $0.0001 per share, of the Company and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation or other corporate reorganization).

"Company" has the meaning set forth in the preamble and includes the Company's successors by merger, acquisition, reorganization or otherwise.

“Convertible Notes” has the meaning set forth in the Recitals.

"Demand Registration" has the meaning set forth in Section 2(a).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

"Free Writing Prospectus" means a free-writing prospectus, as defined in Rule 405 of the Securities Act.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Holdback Period” has the meaning set forth in Section 4(a).

"Investors" has the meaning set forth in the preamble.

"Long-Form Registration" has the meaning set forth in Section 2(a).

“Party” or “Parties” has the meaning set forth in the preamble.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a governmental entity (or any department, agency or political subdivision thereof).

“Piggyback Notice” has the meaning set forth in Section 3(a).

"Piggyback Registration" has the meaning set forth in Section 3(a).

"Prospectus" means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

"Purchase Agreement" has the meaning set forth in the Recitals.

"Registrable Securities" means (a) any shares of Common Stock held by the Investors or issuable upon conversion, exercise or exchange of the Convertible Notes or the Warrants held by the Investors at any time, and (b) any shares of Common Stock issued or issuable with respect to any shares described in subsection (a) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (it being understood that for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected).

"Registration Expenses" has the meaning set forth in Section 6.

“Registration Notice” has the meaning set forth in Section 2(a).

"Registration Statement" means any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.

"Rule 144" means Rule 144 promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto (such as Rule 144A).“Sale Transaction” has the meaning set forth in Section 4(a).

“SEC” means the United States Securities and Exchange Commission or any successor entity thereto having the authority to administer the securities laws of the United States of America.

"Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

“Selling Holder” has the meaning set forth in Section 5(b).

"Short-Form Registration" has the meaning set forth in Section 2(a).

“Warrant” has the meaning set forth in the Recitals.

2.            Demand Registrations.

(a)           Requests for Registration.  Subject to the terms and conditions of this Section 2, the Investor or Investors holding a majority of the Registrable Securities may request registration, whether underwritten or otherwise, under the Securities Act of all or part of their Registrable Securities on Form S-1 or any similar long-form registration (a "Long-Form Registration") or on Form S-2 or S-3 or any similar short-form registration (a "Short-Form Registration"), if available. Each request for a Long-Form Registration or Short-Form Registration shall specify the approximate number of Registrable Securities requested to be registered and the anticipated per share price range for such offering. Within ten (10) days after receipt of any such request for a Long-Form Registration or Short-Form Registration, the Company shall give written notice (“Registration Notice”) of such requested registration to all of the other Investors. The Company shall include (subject to the provisions of this Agreement including clause (d) below) in such requested registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after notification by the Company to the other Investors of its receipt of such Registration Notice. Each registration requested pursuant to this Section 2(a) is referred to herein as a "Demand Registration".

(b)           Long-Form Registrations.  The Investor or Investors holding a majority of the Registrable Securities will be entitled to request four (4) Long-Form Registrations in which the Company shall pay all Registration Expenses; provided, that a Registration Statement shall not count as a Demand Registration requested under Section 2(a) unless and until it has become effective and the Investor or Investors requesting such registration are able to register and sell at least fifty percent (50%) of the Registrable Securities requested to be included in such registration.

(c)           Short-Form Registrations.  The Investor or Investors holding a majority of the Registrable Securities will be entitled to request an unlimited number of Short-Form Registrations in which the Company shall pay all Registration Expenses. All Demand Registrations, including any made under clause (b) above, shall be Short-Form Registrations whenever the Company is permitted to use any applicable short-form registration (including without limitation Form S-2 or Form S-3). The Company shall use its best efforts to make Short-Form Registrations available for the sale of Registrable Securities.

(d)           Priority on Demand Registrations.  The Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the Investor or Investors holding at least a majority of the Registrable Securities included in such registration. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering, the Company shall include in such registration, (i) first, the number of Registrable Securities requested to be included in such registration pro rata, if necessary, among the holders of Registrable Securities based on the number of shares of Registrable Securities owned by each such holder at such time, and (ii) second, any other securities of the Company requested to be included in such registration pro rata, if necessary, on the basis of the number of shares of such other securities owned by each such holder at such time.

(e)           Restrictions on Demand Registrations.  Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any Demand Registration (i) within six (6) months after the effective date of a previous Demand Registration, (ii) that would cause there to be more than two (2) registration statements on any form other than Form S-3 to be effective, or (iii) if the Company shall furnish to the Investor or Investors requesting such Demand Registration a certificate signed by the Company's Chairman of the Board stating that in the good faith judgment of the Board, it would be materially harmful to the economic prospects of the Company for such Demand Registration to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the initial request for the Demand Registration; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve-month period.

(f)           Selection of Underwriters.  If the Investor or Investors holding a majority of the Registrable Securities initially requesting a Demand Registration elect to distribute the Registrable Securities covered by their request in an underwritten offering, they shall so advise the Company as a part of their request made pursuant to Section 2(a), and the Company shall include such information in its notice to the other Investors of Registrable Securities. The Investor or Investors holding a majority of the Registrable Securities initially requesting the Demand Registration shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering. The Company shall not be required to include any Registrable Securities in such underwritten offering, unless the Investor or Investors holding a majority of the Registrable Securities comply with Section 8 hereof.

(g)           Other Registration Rights.  Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, without the prior written consent of the Investor or Investors holding a majority of the Registrable Securities.

3.            Piggyback Registrations.

(a)           Right to Piggyback.  Whenever the Company proposes to register any of its Common Stock under the Securities Act (other than pursuant to a registration statement on Form S-8 or S-4 or any similar or successor form) (a "Piggyback Registration"), the Company shall give prompt written notice to all Investors holding Registrable Securities of its intention to effect such a registration (a “Piggyback Notice”) and shall, subject to the provisions of this Agreement including clauses (c) and (d) below, include in such registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the receipt of the Piggyback Notice.

(b)           Priority on Primary Registrations.  If a Piggyback Registration is an underwritten primary registration on behalf of the Company, the Company shall include in such registration all Registrable Securities requested to be included in such registration; provided, that if the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the number of Registrable Securities requested to be included in such registration by the Investors holding Registrable Securities, if necessary, pro rata among such holders of Registrable Securities on the basis of the number of shares of such Registrable Securities owned by such holders at such time, and (iii) third, any other securities of the Company requested to be included in such registration pro rata, if necessary, on the basis of the number of shares of such other securities owned by such other holders (which for clarity are not Investors) at such time.

(c)           Priority on Secondary Registrations.  If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities (which registration was granted in accordance with Section 2(g) above), the Company shall include in such registration all securities and Registrable Securities requested to be included in such registration; provided, that if the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration the securities and Registrable Securities requested to be included therein pro rata, if necessary, among the holders of such securities and Registrable Securities on the basis of the number of securities and Registrable Securities owned by each such holder at such time.

(d)           Selection of Underwriters.  In case of a Piggyback Registration that is an underwritten offering, the Company will have the right to select the investment banker(s) and manager(s) to administer the offering, which investment banker(s) and manager(s) will be nationally recognized and reasonably acceptable to the Investors holding a majority of the Registrable Securities included in such Piggyback Registration. The Company will not be required to include any Registrable Securities in such underwritten offering unless the Investors holding a majority of the Registrable Securities comply with Section 8 hereof.

(e)           Other Registrations.  If the Company has previously filed a Registration Statement with respect to Registrable Securities pursuant to Section 2 or this Section 3, and if such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Forms S-4 or S-8 or any similar or successor forms), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least six (6) months has elapsed from the effective date of such previous registration.

(f)           Obligations of Investors. During such time as any Investor holding Registrable Securities may be engaged in a distribution of securities pursuant to an underwritten Piggyback Registration, such holder shall distribute any Registrable Securities held by such holder only under the Registration Statement and solely in the manner described in the Registration Statement.

4.            Holdback Agreement.

(a)           No Investor holding Registrable Securities shall sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (including sales pursuant to Rule 144) (a "Sale Transaction") of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for any such equity securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten registration of Registrable Securities (each a "Holdback Period"), except as part of such underwritten registration, unless the underwriters managing such public offering of Registrable Securities otherwise agree in writing.

(b)           The Company (i) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and during such period of time as may be determined by the underwriters managing such underwritten registration following the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (not to exceed one hundred and eighty (180) days) (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree in writing, and (ii) shall cause (1) each holder of at least 5% (on a fully-diluted basis) of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering), (2) each executive officer and each director of the Company and each of its Subsidiaries to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such equity securities of the Company or any securities convertible into or exchangeable or exercisable for such equity securities during such period and (3) each Affiliate of the Company holding shares of Company equity securities or any securities convertible into or exchangeable or exercisable for such equity securities to agree not to effect any public sale or distribution (including sales pursuant to Rule 144), except as part of such underwritten registration, if otherwise permitted, unless the underwriters managing the registered public offering otherwise agree in writing.

(c)           Each Investor that owns more than one percent of the Registrable Securities agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Investor, and the Company hereby undertakes to notify its transfer agent of each other Person that is subject to the restrictions contained in this Section 4):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

(d)           In order to enforce the foregoing covenants in this Section 4, the Company may impose stop-transfer instructions with respect to the Registrable Securities and any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for such securities held by any Person subject to the restrictions contained in this Section 4 during any Holdback Period.

Notwithstanding the foregoing, the prior written consent of the managing underwriters, if any, shall not be required in connection with an assignment of any Registrable Shares or any securities convertible or exercisable or exchangeable for Common Stock by an Investor to a transferee or assignee that is a subsidiary, parent, partner, limited partner, retired partner, member, former member, stockholder or affiliate of an Investor; provided, however, that such transferee or assignee agrees in writing to be bound by and subject to the provisions of this Section 4.

5.            Registration Procedures.  Whenever the Investor or Investors holding Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use all reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a)           in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file, within sixty (60) days of the date a Registration Notice is delivered to the Company, with the SEC a Registration Statement covering the registration and the sale of the number of Registrable Securities set forth in the Registration Notice and all amendments and supplements thereto and related Prospectuses with respect to such Registrable Securities and use all reasonable efforts to cause such Registration Statement to become effective; provided, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by the Investors holding a majority of the Registrable Securities covered by such Registration Statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel, and include such additional information reasonably requested by the Investors holding a majority of the Registrable Securities registered under the applicable Registration Statement, or the underwriters, if any, for marketing purposes, whether or not required by applicable securities laws;

(b)           use all reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Investor holding Registrable Securities who is participating in the sale of all or a portion of its Registrable Securities (a “Selling Holder”) reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Holder; provided, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process (i.e., service of process which is not limited solely to securities law violations) in any such jurisdiction;

(c)           notify each Selling Holder (i) promptly after it receives notice thereof, of the date and time when such Registration Statement and each post-effective amendment thereto has become effective or a Prospectus or supplement to any Prospectus relating to a Registration Statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such Registration Statement or Prospectus or for additional information, and (iii) at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such Selling Holder, the Company shall promptly prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(d)           furnish to each Selling Holder such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary prospectus), each Free Writing Prospectus and such other documents as such Selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder;

(e)           prepare and file promptly with the SEC, and notify each Selling Holder prior to the filing of, such amendments or supplements to such Registration Statement or Prospectus as may be necessary to correct any statements or omissions if, at the time when a Prospectus relating to such securities is required to be delivered under the Securities Act, when any event has occurred as the result of which any such Prospectus or any other Prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, in case any Selling Holder or any underwriter for any Selling Holder is required to deliver a Prospectus at a time when the Prospectus then in circulation is not in compliance with the Securities Act or the rules and regulations promulgated thereunder, the Company shall use all reasonable efforts to prepare promptly upon request of any such holders or underwriters such amendments or supplements to such Registration Statement and Prospectus as may be necessary in order for such Prospectus to comply with the requirements of the Securities Act and such rules and regulations;

(f)           cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or on each alternative trading system or association on which similar securities issued by the Company are quoted;

(g)           provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(h)           enter into and perform such customary agreements (including underwriting agreements in customary form in the event the registration is an underwritten offering) and take all such other actions as the Investors holding a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, participation in "road shows," investor presentations and marketing events and effecting a stock split or a combination of shares);

(i)           make available at reasonable times for inspection by any Selling Holder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such Selling Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such Selling Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement subject to the applicable Person(s) executing a nondisclosure agreement in reasonable form and substance if reasonably required by the Company;

(j)           otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders an earnings statement no later than thirty (30) days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of the Registration Statement, which earnings statement shall cover such 12-month period and satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, which requirement will be deemed satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K or 8-K under the Exchange Act;

(k)           permit any Investor or Investors holding Registrable Securities, which Investor or Investors, in the Company’s sole and exclusive judgment, is or might be deemed to be an “underwriter” or a “controlling person” of the Company as defined in the rules and regulations of the SEC, to participate in the preparation of such Registration Statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Investor or Investors and its counsel should be included;

(l)           use all reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Common Stock included in such Registration Statement for sale in any jurisdiction, and in the event of the issuance of any such stop order or other such order the Company shall advise each Selling Holder of such stop order or other such order promptly after it shall receive notice or obtain knowledge thereof and shall use its best efforts promptly to obtain the withdrawal of such order;

(m)           use all reasonable efforts to cause the Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate  the disposition of such Registrable Securities;

(n)           obtain a "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the Investor or Investors holding a majority of the Registrable Securities being sold reasonably request; and

(o)           provide a legal opinion of the Company's outside counsel, dated the effective date of such Registration Statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the Registration Statement, each amendment and supplement thereto, the Prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

If any such Registration Statement refers to any Selling Holder by name or otherwise as the holder of any securities of the Company and if, in the Company’s sole and exclusive judgment, such Selling Holder is or might be deemed to be a “controlling person” of the Company, such Selling Holder will have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Selling Holder and presented to the Company in writing, to the effect that the holding by such Selling Holder of such securities is not to be construed as a recommendation by such Selling Holder of the investment quality of the Company's securities covered thereby and that such holding does not imply that such Selling Holder shall assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Selling Holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such Selling Holder; provided, that with respect to this clause (ii) such Selling Holder shall furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company.

6.            Registration Expenses.  All expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and fees and expenses of one counsel for the Investors holding Registrable Securities participating in such registration as a group (selected as set forth in Section 5(a), and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company (all such expenses being herein called "Registration Expenses"), shall be paid by the Company. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the Registrable Securities to be registered on each securities exchange or on each alternative trading system or association on which similar securities issued by the Company are then listed or quoted. Each Person that sells securities pursuant to a Demand Registration or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions applicable to the securities sold for such Person's account.

7.            Indemnification.

(a)           The Company agrees to indemnify, to the extent permitted by law, each Selling Holder and each of its partners, members, officers, managers and directors and each Person who controls such Selling Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each Selling Holder and each of its partners, members, officers, managers and directors and each Person who controls such Selling Holder (within the meaning of the Securities Act) for any legal or other expenses reasonably incurred by each such Selling Holder and each of its partners, members, officers, managers and directors and each Person who controls such Selling Holder (within the meaning of the Securities Act) in connection with the investigation or defense of such loss, claim, damage, liability or expense, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Selling Holder expressly for use therein or by such Selling Holder's failure to deliver a copy of the Registration Statement or Prospectus or any amendments or supplements thereto after the Company has furnished such Selling Holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

(b)           In connection with any Registration Statement, each Selling Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall (i) indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact relating to such Selling Holder and provided by such Selling Holder to the Company or the Company's agent contained in the Registration Statement, Prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in, or based upon, any information or affidavit so furnished in writing by such Selling Holder; provided, that the obligation to indemnify will be individual, not joint and several, to each Selling Holder and will be limited to the net amount of proceeds received by such Selling Holder from the sale of Registrable Securities pursuant to such Registration Statement, and (ii) reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) for any legal or other expenses reasonably incurred by such Persons in connection with the investigation or defense of such loss, claim, damage, liability or expense, except insofar as the same are caused by or contained in any information furnished to such holder of Registrable Securities by such Persons expressly for use therein. In connection with an underwritten offering in which a holder of Registrable Securities is participating, each such Selling Holder shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act).

(c)           Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that failure to give such notice shall not affect the right of such Person to indemnification hereunder unless such failure is prejudicial to the indemnifying party's ability to defend such claim) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)           The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. The Company and each Selling Holder also agree to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the indemnification provided for herein is unavailable for any reason.

(e)           If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each Selling Holder, to an amount equal to the net proceeds actually received by such Selling Holder from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 7(e) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(f)           No indemnifying party shall, except with the written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include (i) as an unconditional term thereof given by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation or (ii) a statement as to or an admission of fault, culpability or any failure to act, by or on behalf of the indemnified party.

(g)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

8.            Participation in Underwritten Registrations.  No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person's Registrable Securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including pursuant to any over-allotment or "green shoe" option requested by the underwriters, provided, that no Investor holding Registrable Securities shall be required to sell more than the number of Registrable Securities such Investor has requested to include) and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that no Investor holding Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such Investor and such Investor's intended method of distribution. Each Investor holding Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the Company and the lead managing underwriter(s) that are consistent with such Investor's obligations under Section 4 or that are necessary to give further effect thereto.

9.            Rule 144 Reporting.  With a view to making available to the Investor or Investors holding Registrable Securities the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)           make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times as a result of the Company being subject to the reporting requirements of the Exchange Act;

(b)           file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act; and

(c)           so long as any Party hereto owns any Registrable Securities, furnish to such Person forthwith upon request, a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as such Person may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

10.           Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient accompanied by a certified or registered mailing.  Such notices, demands and other communications shall be sent to the Company and its counsel at the addresses set forth below and to the other Parties hereto at such address or to the attention of such other Person as is specified in the Company's books and records:

If to the Company:

USA Synthetic Fuel Corporation
312 Walnut Street, Suite 1600
Cincinnati, Ohio 45202
Attention:	President
Facsimile:	(513) 621-5947
E-mail:	scvick@usasfc.com

with a copy (which shall not constitute notice to the Company) to:

Thompson Hine LLP
312 Walnut Street, Suite 1400
Cincinnati, Ohio 45202
Attention:	John D. Cottingham
Facsimile:	(513) 241-4771
E-mail:	john.cottingham@thompsonhine.com

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

11.           Miscellaneous.

(a)           No Inconsistent Agreements.  The Company shall not enter into any agreement which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

(b)           Remedies.  Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(c)           Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Investor or Investors holding at least a majority of the Registrable Securities. Notwithstanding anything to the contrary, no amendment or waiver of any provision that materially and adversely affects the rights or obligations hereunder of the Investor or Investors holding Registrable Securities in general shall be effective unless approved in writing by the Investor or Investors holding a majority of the Registrable Securities. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(d)           Successors and Assigns.  All covenants and agreements in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of each Investor or Investors holding Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

(e)           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(f)           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(g)           Governing Law; Submission to Jurisdiction.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Ohio in each case located in Hamilton County, Ohio, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(h)           Waiver of Jury Trial.  Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party to this Agreement certifies and acknowledges that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11(h).

(i)           Time is of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Toronto, Ontario and New York, New York are authorized to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

(j)           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Registration Rights Agreement as of the date first above written.

USA SYNTHETIC FUEL CORPORATION

By:	/s/ Harry H. Graves
	Name:	Harry H. Graves
	Title:	Chairman

STRATIVE CAPITAL, LTD.

By:	/s/ Claude Church
	Name:	Claude Church
Title:

Exhibit A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT to the Registration Rights Agreement, dated as of September 24, 2012 (the “Agreement”) by and between USA Synthetic Fuel Corporation, a Delaware corporation (the “Company”) and ____________________, [INSERT JURISDICTION OF FORMATION AND TYPE OF ENTITY, IF APPLICABLE] (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, Holder has acquired certain Registrable Securities from an Investor who is a party to the Agreement, and the Agreement and the Company requires Holder, as a holder of Registrable Securities, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.            Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder Agreement, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed an “Investor” for all purposes thereof.

2.            Successors and Assigns. Except as otherwise provided herein, this Joinder Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of Registrable Stock now held by Holder and the respective successors and assigns of each of them, so long as they hold any Registrable Stock.

3.            Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.            Notices. For purposes of Section 10 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]
[Address]
[Facsimile Number]
[E-mail Address]

5.            Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

6.            Descriptive Headings. The descriptive headings of this Joinder Agreement are inserted for convenience only and do not constitute a part of this Joinder Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

USA SYNTHETIC FUEL CORPORATION

By:
[Name]
[Title]

[HOLDER, IF AN ENTITY]

By:
[Name]
[Title]

[HOLDER, IF AN INDIVIDUAL]

[Name]